EXHIBIT 10.14.2

AMENDED AND RESTATED
THREE-PARTY TRANSMISSION AGREEMENT

      AGREEMENT dated as of November 9, 2006; among Vermont Electric Power Company, Inc., a Vermont corporation ("Velco"), Central Vermont Public Service Corporation, a Vermont corporation, ("CVP"), Green Mountain Power Corporation, a Vermont corporation ("GMP"), and Vermont Transco LLC, a limited liability company duly organized under the laws of the State of Vermont ("VT Transco"). CVP and GMP are sometimes collectively referred to as the "Companies" or either of them as the "Company."

      WHEREAS, Vermont Yankee Nuclear Power Corporation, a Vermont corporation ("Vermont, Yankee"), constructed a nuclear electric generation unit at a site adjacent to the Connecticut River at Vernon, Vermont, which unit was designed to have a maximum net capability of approximately 540 megawatts electric (said unit, being herein referred to as the "Vermont Yankee Unit") of which CVP and GMP agreed to purchase an aggregate of 55% of the capacity and net electrical output of the Vermont Yankee Unit; and

      WHEREAS, CVP and GMP proposed that such power as they acquire from Vermont Yankee (the "Vermont Yankee power") would be offered to all of the electric distribution companies including the Companies in the State of Vermont whether cooperatively, municipally or investor owned ("Distributees") without preference or discrimination and to that end proposed to sell such power at its cost to the Companies to Velco for resale to such companies, and

      WHEREAS, Velco has acquired from time to time, and may from time to time in the future acquire, bulk power from other sources for resale to Distributees; and

      WHEREAS, the transmission of the Vermont Yankee power and of other bulk power throughout Vermont required construction and operation of- a high voltage electric transmission system, including transmission lines, transformer substations and switching stations, together with various auxiliary protection, control and metering facilities, all in addition to the transmission system then owned and operated by Velco; and

      WHEREAS, Velco has agreed to contribute to VT Transco substantially all of its electricity transmission system, subject to liabilities; and

      WHEREAS, substantial economies have been achieved by combining facilities for the transmission of the Vermont Yankee power and of other power into an integrated electric transmission system including the system presently owned and operated by Velco and to be owned and operated by VT Transco, and the economic welfare of the people of Vermont and the interests of users of electric power in Vermont can best be served by realizing such economies in cost of electric power; and,

      WHEREAS, VT Transco proposes to construct such additional transmission facilities and to provide transmission service in Vermont adequate for transmission of the Vermont Yankee power and other power to Distributees, and further proposes that its charges for transmission of such power will be without profit and will consist of compensation for costs incurred, including cost of money invested in connection with such transmission; and

      WHEREAS, VT Transco proposes to finance, in part, construction of .any additional facilities by the issuance from time to time of bonds under its Indenture of Mortgage dated as of September 1, 1957 (the "Indenture") and the inducements to purchasers in agreeing to purchase bonds will include the agreements of the Companies contained in this Agreement;

      NOW, THEREFORE, in consideration of the premises and of the mutual benefits from the covenants hereinafter set forth, it is agreed:

ARTICLE I.  Facilities to be provided.

      1.1      Nature of Transmission System.       VT Transco during the term of this Agreement will provide an electric transmission system and associated facilities adequate to receive Vermont Yankee power and other power at the points of delivery thereof and to deliver such power (after allowance for transmission losses) either directly or through the facilities of others to Distributees at such delivery voltages and at such delivery points as may be hereafter specified. Said electric transmission system and accompanying facilities, including any additions or extensions which subsequently may be made as herein provided, shall be designed and constructed in accordance with standards of modern practice.

      1.2      Initial Construction.      The principal initial additions to the system presently operated by VT Transco consisted of the following:

                 (a)      A 115 KV transmission line and related facilities from Middlebury to Rutland that was to be completed by December 1969;

                 (b)      A 230 KV transmission line and related facilities from Barre to the Comerford Plant of New England Power Company that was to be completed by July 1970;

                 (c)      A 345 KV transmission line and related facilities from the Vermont Yankee Unit at Vernon to the existing Rutland-Ascutney line near Ludlow that was to be completed in time to receive the Vermont Yankee power at the point of purchase on April 1, 1971 or on such later date as such power becomes available.

      Velco agreed to use its best efforts to provide for the construction and installation of the aforesaid facilities in accordance with the foregoing time schedule.

      1.3      Subsequent Facilities.     Facilities to be provided by VT Transco hereunder in addition to those described in Section 1.2 shall be subject to approval by CVP and GMP.

ARTICLE II.  Services to be provided.

      2.1      Transmission.      VT Transco will transmit power, including Vermont Yankee power, less losses incurred in transmission calculated as set forth below, for the account of each Company, at any time that capacity is available for such purpose in the transmission facilities of VT Transco. VT Transco will undertake to make such capacity available at any time when doing so will not interfere with the primary obligation to deliver capacity or energy owned by the State of Vermont (the "State") pursuant to the obligations under the Power Transmission Contract with the State dated June 13, 1957, as it may be amended from time to time (the "Power Transmission Contract").

      2.2      Calculation of Losses.      Losses of power transmitted shall be determined in accordance with sound engineering methods and such losses shall include a proportionate amount of all allowances for losses on the systems of others pursuant to arrangements by VT Transco for their use in the delivery of such power.

ARTICLE III.  Payments.

      3.1      During transmission by VT Transco for the State.      So long as VT Transco is transmitting capacity or energy for the State under the Power Transmission Contract, VT Transco will charge to each Company, and each Company will pay to VT Transco, each calendar month during the term of this Agreement as compensation for the use of VT Transco's facilities and for the services performed by VT Transco hereunder, a monthly transmission capacity charge, for each kilowatt of capacity then being purchased by such Company by VT Transco , determined by the following formula:

      A =          BC          +      FO

                   TP+SP                TP

      Where:

      A = Monthly charge per kilowatt,

      BC = That portion of the monthly base charge payable by the State to VT Transco pursuant to the provision of Article IV of the Power Transmission Contract applicable to the use of "the transmission facilities of VT Transco" as hereinafter defined, after deductions pursuant to clause (m) of paragraph 4.3 of said Article IV other than for income received for transmission of power included in TP,

      TP = Total of all kilowatts of power then being transmitted by VT Transco for the electric distribution utilities in the Sate of Vermont other than power included in SP,

      SP = Total of all kilowatts of power which VT Transco is required to transmit for the State of Vermont pursuant to the Power Transmission Contract,

      FO = All amounts payable during such month by VT Transco for the use of facilities of others, if any, in the transmission of power included in TP from the points at which the power enters the facilities of he Company or an assignee of the Company.

except that the portion of this transmission capacity charge determined by the first fraction of the above formula shall be omitted for such kilowatts of power as are transmitted for such Company under the terms of the Agreement regarding charges for Transmission of Firm Power dated June 19, 1961, as amended, to the extent that such kilowatts are not added to such Company's Accredited Capacity in Schedule A of that Agreement and do not thereby reduce the Capacity Deficiency of such Company under that Agreement.

      For the purposes of this Section 3.1, the phrase "transmission facilities of VT Transco" shall mean the physical facilities owned and operated by VT Transco (with the exception of the submarine cable and transmission lines, and associated facilities, from the New York-Vermont State boundary to the VT Transco substation at Essex, Vermont, for those kilowatts included in TP not requiring these transmission facilities), plus the facilities of others employed by VT Transco under contracts, leases, agreements or arrangements with the owners and operators thereof.

      The portion of VT Transco's costs applicable to the submarine cable and transmission lines, and associated facilities, from the New York-Vermont state boundary to the VT Transco substation at Essex, Vermont, for the purposes of calculating the amount to be excluded from item "BC" in the formula included in this Section 3.1, shall be determined by deducting from the amount of monthly base charge otherwise payable under the provisions of Article IV of the Power Transmission Contract, an amount obtained by multiplying by a fraction consisting of a numerator composed of the original cost (which at November 30, 1967 amounted to $1,095,440) of the said submarine cable, transmission line and associated facilities, and a denominator equal to the total original cost (which at November 30, 1967 amounted to $11,175,965) of all of VT Transco's plant facilities, the total of the items included in that base charge and contained in subparagraphs (a), (b), (c), (g), (h), (j) and (k) of paragraph 4.3 of Article IV of the Power Transmission Contract.

      3.2      When no power is being transmitted by VT Transco for the State.

                 (a)      When no capacity or energy is being transmitted by VT Transco for the State under the Power Transmission Contract, the aggregate amount for any period to be charged by VT Transco to the Companies and paid by the Companies to VT Transco, as compensation for the use of VT Transco's facilities and for the services performed by VT Transco hereunder, shall be equal to VT Transco's Net Costs for such period, as hereinafter defined. CVP and GMP each severally agree to pay, as provided in paragraph (d) of this Section, its share of such net costs determined in accordance with paragraph (c) of this Section.

                 (b)      For the purposes of this Section 3.2, the following definitions shall apply:

      "Net Costs" for any period shall mean the lesser of (A) or (B), where (A) is calculated as the excess of (w) the Total Costs for such period over (x) the sum of all amounts received by VT Transco during such period from all sources other than from companies under this Agreement, including revenues from the sale of power or for the transmission thereof, and (B) is the sum of (y) all fixed charges, including interest and amortization of debt discount and expense and premium, on the Bonds designated as Series L, N, O & P for such period, and (z) the regular amortization of principal of the Bonds designated as Series L, N, O & P required by their terms during such period (including, for the avoidance of doubt, all payments of principal required to be paid upon the scheduled maturity date of such bonds, regardless of whether any principal of such Bonds has been amortized prior to such date); provided, however, there shall not be included, in the event of the acceleration of any such maturity of any indebtedness by declaration or otherwise, any amount applicable to the principal of any indebtedness in addition to the regular amortization requirements.

      "Total Costs" for any period shall mean the sums of the following for such period:

                      (1)      All operating expenses, including the cost of purchased power but exclusive of charges for depreciation of properties paid for by application of the proceeds of securities which by their terms require their amortization, plus

                      (2)      All fixed charges, including interest and amortization of debt discount and expense and premium on debt, plus

                      (3)      Regular amortization of principal of securities required by their terms; provided, however, there shall not be included, in the event of the acceleration of the maturity of any indebtedness by declaration or otherwise, any amount applicable to the principal of any indebtedness in addition to the regular amortization requirements, plus

                      (4)      An amount equal to all taxes including taxes on or measured by income, plus

                      (5)      An amount for such period which, after provision shall have been made for all of the other costs including all taxes on or measured by income shall equal, on an annual basis, 6% of the par value of Velco's outstanding Class A Common Stock plus 8% of the par value of Velco's outstanding Class B Common Stock, all as shown by Velco's books as of the beginning of such period.

                 (c)      The portion to be paid by each of the Companies of the Net Costs for any period shall be that percentage of such Net Costs computed by dividing (i) the total kilowatts which such Company has for such period agreed to have VT Transco transmit by (ii) the aggregate kilowatts which both Companies have for such period agreed to have VT Transco transmit. The obligation of each of the Companies to make payments required by this Section 3 shall be several and not joint or joint and several and shall be limited to payment of its portion as set forth in this Section 3.

                 (d)      VT Transco will bill each Company as soon as practicable after the end of each month for all amounts payable by each Company for the particular month. Such bills shall be due and payable when rendered, shall include such detail as a Company may reasonably request, and may be rendered on an estimated basis subject to corrective adjustments after rendition. Upon request by a Company, VT Transco shall provide estimates of such corrective adjustments. Any amount due and remaining unpaid ten days following the date of issuance of bills shall bear interest at an annual rate, compounded monthly, equivalent to one hundred twenty percent (120%) of the current prime rate then in effect at the First National Bank of Boston, from the due date to the date payment is received by VT Transco.

ARTICLE IV  General Provisions.

      4.1      Regulatory Authorizations.      The performance of the obligations of each of the companies hereunder shall be subject to all regulatory authorizations necessary to permit it to perform all the obligations to be performed by it hereunder; and each of Companies covenants agrees to use its best efforts to secure and maintain such regulatory authorizations. The performance of the obligations of VT Transco hereunder shall be subject to all regulatory authorizations necessary to permit VT Transco to perform all the obligations to be performed by VT Transco hereunder; and VT Transco covenants and agrees to use its best efforts to secure and maintain such regulatory authorizations.

      4.2      Other Transmission for the State.      In the event that the State during the term of this contract shall acquire other power of transmission within the State from sources outside the State, other than St. Lawrence and Niagara Project power, and contracts or arrangements are made for the transmission of such power pursuant to the provisions of paragraph 2.2 of the Power Transmission Contract, then such adjustments to Section 3.1 of this contract as the circumstances may require shall be made by agreement of the parties with the approval of the Vermont Public Service Board.

      4.3      Assignment.      This contract shall be binding upon and shall inure to the benefit of the parties hereto and their corporate successors and assigns, but no party hereto shall voluntarily assign or transfer its rights hereunder except as security for indebtedness to the assignor or except in accordance with prior written consent of the other party.

      4.4      Uncontrollable Forces.      VT Transco shall not be held responsible or liable for any loss or damage to the Companies on account of delay in completion of facilities or nondelivery of energy hereunder at any time caused by uncontrollable forces; provided, however, that delay or nondelivery on account of any such uncontrollable forces shall not relieve the Companies from their obligation to pay VT Transco any amounts payable pursuant to the provisions of Article III hereof. The term "uncontrollable forces" shall for purposes hereof mean any cause beyond the control of the party affected, including, but no limited to, failure of facilities, flood, earthquake, storm, lightning, fire, hurricane, war, riot, civil disturbance, labor stoppage, sabotage, and restraint by court or public authority, which by exercise of due foresight such party could not reasonably have been expected to avoid.

ARTICLE V.  Term.

      This contract shall become effective upon a date allowed by the Federal Energy Regulatory Commission and any other appropriate regulatory body having jurisdiction, and shall continue in effect until the Indenture shall have been satisfied and discharged and thereafter until terminated by written notice from any party hereto to the other parties at least six months prior to the termination date specified in such notice.

IN WITNESS WHEREOF, the parties hereto have caused this contract to be executed on their behalf by their duly authorized representatives, all as of the day and the year first herein written.
VERMONT ELECTRIC POWER COMPANY, INC.
By: Name: Title:	/s/ John J. Donleavy John J. Donleavy President and CEO
IN WITNESS WHEREOF, the parties hereto have caused this contract to be executed on their behalf by their duly authorized representatives, all as of the day and the year first herein written.
CENTRAL VERMONT PUBLIC SERVICE CORPORATION
By: Name: Title:	/s/ Kenneth C. Picton Kenneth C. Picton Assistant General Counsel
IN WITNESS WHEREOF, the parties hereto have caused this contract to be executed on their behalf by their duly authorized representatives, all as of the day and the year first herein written.
GREEN MOUNTAIN POWER CORPORATION
By: Name: Title:	/s/ Donald J. Rendall, Jr. Donald J. Rendall, Jr. V.P. and General Counsel
IN WITNESS WHEREOF, the parties hereto have caused this contract to be executed on their behalf by their duly authorized representatives, all as of the day and the year first herein written.
VERMONT TRANSCO LLC, by VERMONT ELECTRIC POWER COMPANY, INC. as manager
By: Name: Title:	/s/ John J. Donleavy John J. Donleavy President and CEO of Vermont Electric Power Company, Inc.